Exhibit 99.1
MATADOR RESOURCES COMPANY REPORTS THIRD QUARTER 2023
RESULTS AND INCREASES FOURTH QUARTER PRODUCTION GUIDANCE

DALLAS, Texas, October 24, 2023 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the third quarter of 2023. A short slide presentation summarizing the highlights of Matador’s third quarter 2023 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “Matador achieved record results for the third quarter of 2023 due to the continued execution and teamwork by Matador’s staff, management team, Board of Directors, vendors, contractors and partners, among others. These results reflect our long-term approach to managing Matador’s business allowing for profitable growth at a measured pace, maintaining a strong balance sheet and returning value to our shareholders. We are pleased that this long-term approach is being increasingly recognized as Matador’s stock has been a top performer among our peer group over the last five years (see Slide A). In fact, Matador has significantly outperformed both the price of oil and the S&P Oil and Gas Exploration & Production Select Industry Index, or XOP Index, since our initial public offering in February 2012 and the acquisition of the Boros, Voni and Rodney Robinson leases from the Bureau of Land Management in 2018 (see Slide B).

Record Production and Better-Than-Expected Cost Savings in Third Quarter 2023

“The third quarter of 2023 was the best quarter of total production in Matador’s history, as we averaged more than 135,000 barrels of oil and natural gas equivalent (‘BOE’) per day. This record total production for the third quarter of 2023 was 3% better sequentially than our former total production record of 130,683 BOE per day in the second quarter of 2023. Notably, we also achieved record oil production during the third quarter of 2023 of 77,529 barrels per day, which was 2% better sequentially than our previous oil production record of 76,345 barrels per day in the second quarter of 2023. Matador also achieved record natural gas production during the third quarter of 2023 of 345.4 million cubic feet per day, which was 6% better sequentially than our prior natural gas production record of 326.0 million cubic feet per day in the second quarter of 2023. We achieved these record production results despite the challenges of bringing on the largest batch of wells in Matador’s history as well as challenges associated with maintenance, weather and potential midstream takeaway constraints.

“A portion of the natural gas from Matador’s wells in northern Lea County, New Mexico is being delivered to and processed by Pronto Midstream, LLC (“Pronto”), our wholly-owned midstream subsidiary, at its cryogenic natural gas processing plant named the ‘Marlan Plant’ in honor of our former director and advisor Marlan Downey. The Marlan Plant provides flow assurance for much of our acreage in northern Lea County, New Mexico as well as other producers and midstream companies in the area. Due in part to the natural gas production from Matador’s wells in northern Lea County, we are pleased to report that the Marlan Plant is now processing natural gas volumes up to its designed inlet capacity of 60 million cubic feet per day.

“In addition to record production during the third quarter, we also achieved better-than-expected drilling, completing and equipping (“D/C/E”) capital expenditures and midstream capital expenditures. Matador’s D/C/E capital expenditures for the third quarter of 2023 were approximately $4 million lower than expected. Midstream capital expenditures were approximately $48 million lower than expected for the third quarter of 2023. We currently expect full-year 2023 midstream capital expenditures of $135 million to $165 million as compared to our prior expectation of $150 million to $200 million. Approximately $10 million of this decrease is due to cost savings with the remainder due to the timing of our planned projects.

“Our record production and lower costs led to better-than-expected Net Cash Provided by Operating Activities of $461.0 million for the third quarter of 2023 and Adjusted Free Cash Flow of $144.6 million for the third quarter of

2023. We used a portion of this free cash flow to continue our long tradition of paying down debt and various brick-by-brick acquisitions, which have been instrumental in building our acreage position to over 150,000 net acres in the Delaware Basin (see Slide C). The Board and I thank and congratulate all the Matador staff that have worked on these transactions, which continue to provide significant value to Matador and its shareholders.

Increased Dividend and Continued Debt Repayment

“Matador was pleased to announce last week that our Board of Directors increased our fixed quarterly cash dividend from $0.15 per share, or $0.60 per share on an annual basis, to $0.20 per share, or $0.80 per share on an annual basis (see Slide D). This is the fourth increase in our fixed dividend since our Board initiated the dividend in the first quarter of 2021. Our ability to raise our dividend again evidences our increasing financial and operational strength.

“Matador was also pleased to announce last week that our bank group amended our credit agreement to increase the borrowing base by $250 million to $2.5 billion and increase the elected commitment by $75 million to $1.325 billion (see Slide E). In connection with the amendment, we welcomed JPMorgan Chase Bank, N.A. as the newest member to our bank group. We value our lending relationships and are grateful for the support of each of our banks.

“The support of our banks was critical in connection with our Advance acquisition as we borrowed $700 million under Matador’s credit agreement. Since then, we have repaid $200 million of these borrowings leaving only $500 million outstanding under Matador’s credit agreement today. As of September 30, 2023, our leverage ratio was just under 1.0x. We expect our leverage ratio to remain 1.0x or less for the remainder of 2023 and anticipate being able to fully repay the borrowings under Matador’s credit agreement in 2024 at current commodity prices.

Horseshoe Well Update

“In October 2023, Matador turned to sales its first two ‘horseshoe’ wells in our Wolf asset area in Loving County, Texas (see Slide F). We are pleased to announce that these two horseshoe wells have 24-hour initial production test results of 2,477 BOE per day (51% oil) and 2,166 BOE per day (53% oil), respectively, and have high initial flowing casing pressures between 3,650 and 4,100 pounds per square inch. We are encouraged by the early initial production from the horseshoe wells, which is comparable to or better than traditional two-mile lateral wells drilled in the Wolf asset area. We estimate that we achieved approximately $10 million in cost savings by drilling two horseshoe two-mile lateral wells as compared to four one-mile lateral wells in this section.

Looking Forward to the Remainder of 2023 and Into 2024

“Matador expects to finish the year strong with continued production increases, cost efficiencies and debt repayment. We anticipate achieving the mid-to-high end of our full-year 2023 guidance range for total oil and natural gas equivalent production, oil production and natural gas production. We also expect lower capital expenditures for full-year 2023, primarily due to lower midstream capital expenditures of $25 million.

“For the fourth quarter of 2023, we now expect to produce an average of approximately 145,000 BOE per day, which is a 2% increase from our previous expectation of 143,000 BOE per day (see Slide G). In addition, we anticipate our oil production to average 86,750 barrels of oil per day at the midpoint of our guidance during the fourth quarter, which is a 1% increase from our previous expectation of 86,000 barrels of oil per day. In addition to the increased production during the fourth quarter of 2023, we also anticipate having 47 net wells in some stage of drilling or completion on December 31, 2023.

“We are currently operating seven drilling rigs and anticipate adding an eighth drilling rig in the first quarter of 2024. This additional drilling rig is expected to be a ‘super-spec’ drilling rig similar to our other seven drilling rigs. We are pleased with our extensive well inventory and continued capital and operating efficiencies that allow us to add this drilling rig. Special thanks go to our vendors and operational teams for helping achieve these efficiencies.

“Matador also continues to make progress with its midstream assets to increase the ‘flow assurance’ essential for its growing production volumes and third-party relationships in the Delaware Basin. We expect to connect Pronto’s natural gas system with the natural gas system owned by San Mateo Midstream, LLC (“San Mateo”), our midstream joint venture, in the first quarter of 2024. We also expect to connect Pronto’s natural gas system to our Advance acreage in the first quarter of 2024, which will allow us to directly deliver natural gas volumes from the Advance acreage to the Marlan Plant. In addition to these connections, we continue to move forward with our plans to expand our processing capacity by adding an additional cryogenic natural gas processing plant with a designed inlet capacity of 200 million cubic feet of natural gas per day and are evaluating whether to include a partner in building the processing plant. Matador has a history of successfully building midstream assets. We formed San Mateo in 2017 and have grown our midstream assets since then, both at San Mateo and Pronto, to include approximately 525 miles of oil, natural gas and water pipelines, 520 million cubic feet per day of designed natural gas processing capacity and over 475,000 barrels per day of designed water disposal capacity (see Slide H).

“Thanks again for your interest and support and thanks to the Board, the staff and our stakeholders for their extra efforts and teamwork to keep Matador growing.”

Third Quarter 2023 Matador Operational and Financial Highlights
(for comparisons to last year, please see the remainder of this press release)
•Average production of 135,096 BOE per day (77,529 barrels of oil per day)
•Net cash provided by operating activities of $461.0 million
•Adjusted Free Cash Flow of $144.6 million
•Net income of $263.7 million, or $2.20 per diluted common share
•Adjusted net income of $223.4 million, or adjusted earnings of $1.86 per diluted common share
•Adjusted EBITDA of $508.3 million
•San Mateo net income of $29.9 million
•San Mateo Adjusted EBITDA of $47.1 million
•D/C/E capital expenditures of $296.0 million
•Midstream capital expenditures of $41.7 million

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo Midstream, LLC (“San Mateo”). Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full-Year 2023 Guidance Update

Effective October 24, 2023, Matador anticipates achieving the mid-to-high end of its full-year 2023 guidance range for total oil and natural gas equivalent production, oil production and natural gas production. Matador also expects lower capital expenditures for full-year 2023, primarily due to lower midstream capital expenditures of $25 million.

Operational and Financial Update

Third Quarter 2023 Oil, Natural Gas and Total Oil Equivalent Production Above Expectations

Matador’s average daily oil and natural gas production was 135,096 BOE per day in the third quarter of 2023, which was a 3% sequential increase from 130,683 BOE in the second quarter of 2023 and a 28% year-over-year increase from 105,214 BOE per day in the third quarter of 2022. Matador’s production for the third quarter of 2023 of 135,096 BOE per day exceeded its announced expectations for the quarter of a range from 129,500 to 131,500 BOE per day, as summarized in the table below. The primary drivers behind this outperformance were (i) better-than-expected production from our wells in Lea County, New Mexico, (ii) higher-than-expected production from non-operated assets, (iii) fewer shut-in wells than Matador had anticipated and (iv) certain land transactions that were expected to close in the fourth quarter of 2023 but instead closed in the third quarter of 2023. In addition, the force majeure event experienced by a third-party midstream provider during the third quarter has been resolved.

Production	Q3 2023 Average Daily Volume	Q3 2023 Guidance Range (1)	Difference (2)	Sequential (3)	YoY (4)
Total, BOE per day	135,096	129,500 to 131,500	+4% Better than Guidance	+3%	+28%
Oil, Bbl per day	77,529	75,500 to 76,500	+2% Better than Guidance	+2%	+29%
Natural Gas, MMcf per day	345.4	324.0 to 330.0	+6% Better than Guidance	+6%	+28%

(1) Production range previously projected, as provided on July 25, 2023.
(2) As compared to midpoint of guidance provided on July 25, 2023.
(3) Represents sequential percentage change from the second quarter of 2023.
(4) Represents year-over-year percentage change from the third quarter of 2022.

Third Quarter 2023 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the third quarter of 2023, as compared to the second quarter of 2023 and the third quarter of 2022.

	Sequential (Q3 2023 vs. Q2 2023)			YoY (Q3 2023 vs. Q3 2022)
Realized Commodity Prices	Q3 2023	Q2 2023	Sequential Change(1)	Q3 2023	Q3 2022	YoY Change(2)

Oil Prices, per Bbl	$82.49	$73.46	Up 12%	$82.49	$94.36	Down 13%
Natural Gas Prices, per Mcf	$3.56	$2.61	Up 36%	$3.56	$9.22	Down 61%
(1) Third quarter 2023 as compared to second quarter 2023.
(2) Third quarter 2023 as compared to third quarter 2022.

Third Quarter 2023 Wells Turned to Sales

During the third quarter of 2023, Matador turned to sales 29 gross (26.1 net) operated horizontal wells with an average completed lateral length of approximately 10,700 feet. The table below provides a summary of Matador’s operated and non-operated activity in the third quarter of 2023. Matador had one additional net non-operated well turned to sales in the third quarter of 2023 than what it previously planned.

Third Quarter 2023 Quarterly Well Count
	Operated		Non-Operated		Total		Gross Operated and Non-Operated
Asset/Operating Area	Gross	Net	Gross	Net	Gross	Net	Well Completion Intervals
Western Antelope Ridge (Rodney Robinson)	—	—	—	—	—	—	No wells turned to sales in Q3 2023
Antelope Ridge	—	—	6	0.0	6	0.0	1-3BS-Carb, 1-WC A, 4-WC B
Arrowhead	—	—	14	1.3	14	1.3	7-2BS, 3-3BS, 4-WC A
Ranger	21	20.4	2	0.1	23	20.5	3-2BS-Carb, 8-2BS, 6-3BS-Carb, 3-3BS, 3-WC A
Rustler Breaks	8	5.7	2	0.2	10	5.9	3-1BS, 1-2BS, 4-WC A, 2-WC B
Stateline	—	—	—	—	—	—	No wells turned to sales in Q3 2023
Wolf/Jackson Trust	—	—	11	0.2	11	0.2	1- 3BS-Carb, 3-3BS, 6-WC A, 1-WC B
Delaware Basin	29	26.1	35	1.8	64	27.9
South Texas	—	—	—	—	—	—	No wells turned to sales in Q3 2023
Haynesville Shale	—	—	1	0.0	1	0.0	1-HV
Total	29	26.1	36	1.8	65	27.9

Note: WC = Wolfcamp; BS = Bone Spring; HV = Haynesville; For example, 1-3BS-Carb indicates one Third Bone Spring Carbonate completion and 1-WC A indicates one Wolfcamp A completion. Any “0.0” values in the table above suggest a net working interest of less than 5%, which does not round to 0.1.

Third Quarter 2023 Operating Expenses

Matador expected an increase to its lease operating expenses in the third quarter of 2023 as a result of the closing of the Advance acquisition in April. Matador was able to offset certain anticipated expense increases by targeting improvements in workover, supervision and repair and maintenance costs resulting in total lease operating expenses of $5.34 per BOE for the third quarter of 2023, which is a 4% sequential increase from $5.13 per BOE in the second quarter of 2023 and a 22% year-over-year increase from $4.38 per BOE in the third quarter of 2022. The third quarter 2023 lease operating expenses were consistent with Matador’s expected full-year 2023 lease operating expenses range of $5.00 to $5.50 per BOE.

Matador’s general and administrative (“G&A”) expenses increased 13% sequentially from $2.25 per BOE in the second quarter of 2023 to $2.55 per BOE in the third quarter of 2023. This increase is due in part to the value of employee stock awards that are settled in cash, which are remeasured at each quarterly reporting period. These cash-settled stock award amounts increased due to the fact that Matador’s share price increased 14% from $52.32 at the end of the second quarter of 2023 to $59.48 at end of the third quarter of 2023. Matador’s third quarter 2023 G&A expenses were better than expected. As a result, Matador is reducing its expected full-year 2023 G&A expenses by 9% from a range of $2.25 to $3.25 per BOE to a range of $2.25 to $2.75 per BOE.

During the third quarter of 2023, Matador’s plant and other midstream operating expenses, which include the costs to operate San Mateo’s and Pronto’s assets, were $2.48 per BOE, a 4% decrease from $2.58 per BOE in the second quarter of 2023. Matador continues to expect its midstream businesses to experience full-year 2023 plant and other midstream operating expenses to range from $2.50 to $3.00 per BOE.

Third Quarter 2023 Capital Expenditures

Matador’s D/C/E capital expenditures were approximately $4 million lower than expected. Matador’s cost savings were partially offset by additional non-operated activity, which resulted in one additional net well turned to sales, as noted above. Midstream capital expenditures were significantly lower than expected for the third quarter of 2023 due primarily to cost savings and the timing of planned projects.

Q3 2023 Capital Expenditures ($ millions)	Actual	Guidance(1)	Difference vs. Guidance(2)
D/C/E	$296.0	$300.0	1% less than estimated
Midstream	$41.7	$90.0	54% less than estimated
(1) Midpoint of guidance as provided on July 25, 2023.
(2) As compared to the midpoint of guidance provided on July 25, 2023.

Midstream Update

San Mateo’s operations in the third quarter of 2023 were highlighted by better-than-expected operating and financial results. These strong results primarily reflect better-than-expected volumes delivered by third party customers into the San Mateo system. San Mateo’s net income of $29.9 million and Adjusted EBITDA of $47.1 million were each better than expected.

Operationally, San Mateo’s natural gas gathering and processing volumes in the third quarter of 2023 were all-time quarterly highs. The table below sets forth San Mateo’s throughput volumes, as compared to the second quarter of 2023 and the third quarter of 2022. The volumes in the table do not include the full quantity of volumes that would have otherwise been delivered by certain San Mateo customers subject to minimum volume commitments (although partial deliveries were made), but for which San Mateo recognized revenues.

	Sequential (Q3 2023 vs. Q2 2023)			YoY (Q3 2023 vs. Q3 2022)
San Mateo Throughput Volumes	Q3 2023	Q2 2023	Change(1)	Q3 2023	Q3 2022	Change(2)

Natural gas gathering, MMcf per day	350	331	+6%	350	285	+23%
Natural gas processing, MMcf per day	385	373	+3%	385	280	+38%
Oil gathering and transportation, Bbl per day	40,200	41,400	-3%	40,200	44,800	-10%
Produced water handling, Bbl per day	354,000	335,000	+6%	354,000	358,000	-1%
(1) Third quarter 2023 as compared to second quarter 2023.
(2) Third quarter 2023 as compared to third quarter 2022.

Fourth Quarter 2023 Estimates

Fourth Quarter 2023 Estimated Oil, Natural Gas and Total Oil Equivalent Production Growth

As noted in the table below, Matador anticipates its average daily oil equivalent production of 135,096 BOE per day in the third quarter of 2023 to increase to a midpoint of approximately 145,000 BOE per day in the fourth quarter of 2023.

	Q3 and Q4 2023 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q3 2023	135,096	77,529	345.4	57%
Q4 2023E	144,000 to 146,500	86,000 to 87,500	348.0 to 354.0	60%

Fourth Quarter 2023 Estimated Wells Turned to Sales

At October 24, 2023, Matador expects to turn to sales 38 gross (28.2 net) operated horizontal wells in the Delaware Basin during the fourth quarter of 2023, consisting of four gross (4.0 net) wells in the Ranger asset area, four gross (2.6 net) wells in the Antelope Ridge asset area, 17 gross (10.4 net) wells in the Arrowhead asset area and 13 gross (11.2 net) wells in the Wolf asset area.

Fourth Quarter 2023 Estimated Capital Expenditures

Matador began 2023 operating seven drilling rigs in the Delaware Basin. Following the closing of the Advance acquisition on April 12, 2023, Matador continued operating the drilling rig that Advance had been operating. In June 2023, Matador released this eighth operated drilling rig and continued operating seven drilling rigs in the Delaware Basin. Matador plans to operate seven drilling rigs for the remainder of 2023 and add back an eighth drilling rig in the first quarter of 2024. At October 24, 2023, Matador expects D/C/E capital expenditures for the fourth quarter of 2023 will be approximately $259 million, which is a 13% decrease as compared to $296 million for the third quarter of 2023 due to the mix of wells drilled and completed during the fourth quarter as compared to the third quarter. Matador expects its proportionate share of midstream capital expenditures to be approximately $87 million in the fourth quarter of 2023, as compared to $41.7 million in the third quarter of 2023 due to the timing of projects.

Fourth Quarter 2023 Estimated Cash Taxes

Matador expects to make cash tax payments in an amount of approximately 1% of pre-tax book net income for the year ended December 31, 2023, as compared to cash taxes of approximately 3% of pre-tax book net income for the year ended December 31, 2022. This year-over-year decrease is due to lower oil and natural gas prices in 2023 as compared to 2022 as well as higher acquisition and capital expenditures incurred in 2023 as compared to 2022. Matador had previously anticipated that it would not pay any cash taxes for 2023 but has since revised its estimates based upon higher estimated 2023 production and realized oil and gas prices and lower estimated capital expenditures. The 2023 cash tax payments primarily relate to New Mexico state income taxes.

Conference Call Information

The Company will host a live conference call on Wednesday, October 25, 2023, at 10:00 a.m. Central Time to review its third quarter 2023 operational and financial results. To access the live conference call by phone, you can use the following link https://register.vevent.com/register/BIec0f864806654c48b2686f74a95969b3 and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about the anticipated benefits, opportunities and results with respect to the Advance acquisition, including any expected value creation, reserves additions, midstream opportunities and other anticipated impacts from the Advance acquisition, as well as other aspects of the transaction, guidance, projected or forecasted financial and operating results, future liquidity, leverage, the payment of dividends, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, disruption from the Advance acquisition making it more difficult to maintain business and operational relationships; significant transaction costs associated with the Advance acquisition; the risk of litigation and/or regulatory actions related to the Advance acquisition, as well as the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of the Company’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on the Company’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; the ongoing impact of the novel coronavirus, or COVID-19, or variants thereof, on oil and natural gas demand, oil and natural gas prices and its business; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	September 30, 2023	June 30, 2023	September 30, 2022
Net Production Volumes:(1)
Oil (MBbl)(2)	7,133	6,947	5,535
Natural gas (Bcf)(3)	31.8	29.7	24.9
Total oil equivalent (MBOE)(4)	12,429	11,892	9,680
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	77,529	76,345	60,163
Natural gas (MMcf/d)(6)	345.4	326.0	270.3
Total oil equivalent (BOE/d)(7)	135,096	130,683	105,214
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$82.49	$73.46	$94.36
Oil, with realized derivatives (per Bbl)	$82.49	$73.46	$91.69
Natural gas, without realized derivatives (per Mcf)(8)	$3.56	$2.61	$9.22
Natural gas, with realized derivatives (per Mcf)	$3.34	$2.51	$7.55
Revenues (millions):
Oil and natural gas revenues	$701.5	$587.9	$751.4
Third-party midstream services revenues	$29.9	$30.1	$24.7
Realized loss on derivatives	$(7.0)	$(3.1)	$(56.3)
Operating Expenses (per BOE):
Production taxes, transportation and processing	$5.77	$5.21	$7.64
Lease operating	$5.34	$5.13	$4.38
Plant and other midstream services operating	$2.48	$2.58	$2.56
Depletion, depreciation and amortization	$15.51	$14.93	$12.28
General and administrative(9)	$2.55	$2.25	$2.85
Total(10)	$31.65	$30.10	$29.71
Other (millions):
Net sales of purchased natural gas(11)	$2.7	$4.8	$8.5

Net income (millions)(12)	$263.7	$164.7	$337.6
Earnings per common share (diluted)(12)	$2.20	$1.37	$2.82
Adjusted net income (millions)(12)(13)	$223.4	$170.1	$321.7
Adjusted earnings per common share (diluted)(12)(14)	$1.86	$1.42	$2.68
Adjusted EBITDA (millions)(12)(15)	$508.3	$423.3	$539.7
Net cash provided by operating activities (millions)(16)	$461.0	$449.0	$557.0
Adjusted free cash flow (millions)(12)(17)	$144.6	$77.7	$269.1

San Mateo net income (millions)(18)	$29.9	$25.4	$33.6
San Mateo Adjusted EBITDA (millions)(15)(18)	$47.1	$42.7	$47.6
San Mateo net cash provided by operating activities (millions)(18)	$36.5	$17.3	$38.3
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$10.7	$20.6	$16.4

D/C/E capital expenditures (millions)	$296.0	$309.6	$241.8
Midstream capital expenditures (millions)(19)	$41.7	$11.7	$14.7
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.
(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.37, $0.33 and $0.39 per BOE of non-cash, stock-based compensation expense in the third quarter of 2023, the second quarter of 2023 and the third quarter of 2022, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.

(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at either the San Mateo or Pronto cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids (“NGL”) to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $40.3 million, $31.9 million and $77.9 million less expenses of $37.6 million, $27.1 million and $69.4 million in the third quarter of 2023, the second quarter of 2023 and the third quarter of 2022, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2023	December 31, 2022
ASSETS
Current assets
Cash	$25,935	$505,179
Restricted cash	36,239	42,151
Accounts receivable
Oil and natural gas revenues	289,308	224,860
Joint interest billings	188,261	180,947
Other	49,345	48,011
Derivative instruments	—	3,930
Lease and well equipment inventory	35,468	15,184
Prepaid expenses and other current assets	86,819	51,570
Total current assets	711,375	1,071,832
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	9,291,696	6,862,455
Unproved and unevaluated	1,143,769	977,502
Midstream properties	1,209,756	1,057,668
Other property and equipment	39,626	32,847
Less accumulated depletion, depreciation and amortization	(5,008,909)	(4,512,275)
Net property and equipment	6,675,938	4,418,197
Other assets
Other long-term assets	51,850	64,476
Total assets	$7,439,163	$5,554,505
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$81,439	$58,848
Accrued liabilities	367,200	261,310
Royalties payable	150,365	117,698
Amounts due to affiliates	28,850	32,803
Derivative instruments	4,314	—
Advances from joint interest owners	21,416	52,357
Other current liabilities	68,743	52,857
Total current liabilities	722,327	575,873
Long-term liabilities
Borrowings under Credit Agreement	530,000	—
Borrowings under San Mateo Credit Facility	475,000	465,000
Senior unsecured notes payable	1,183,673	695,245
Asset retirement obligations	87,216	52,985
Deferred income taxes	552,937	428,351
Other long-term liabilities	12,712	19,960
Total long-term liabilities	2,841,538	1,661,541
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 119,277,669 and 118,953,381 shares issued; and 119,145,818 and 118,948,624 shares outstanding, respectively	1,192	1,190
Additional paid-in capital	2,120,896	2,101,999
Retained earnings	1,545,712	1,007,642
Treasury stock, at cost, 131,851 and 4,757 shares, respectively	(5,076)	(34)
Total Matador Resources Company shareholders’ equity	3,662,724	3,110,797
Non-controlling interest in subsidiaries	212,574	206,294
Total shareholders’ equity	3,875,298	3,317,091
Total liabilities and shareholders’ equity	$7,439,163	$5,554,505

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Revenues
Oil and natural gas revenues	$701,527	$751,444	$1,792,353	$2,270,728
Third-party midstream services revenues	29,931	24,707	86,517	63,899
Sales of purchased natural gas	40,329	77,943	106,481	157,290
Realized loss on derivatives	(6,975)	(56,263)	(6,454)	(139,865)
Unrealized gain (loss) on derivatives	7,482	43,097	(8,244)	(1,502)
Total revenues	772,294	840,928	1,970,653	2,350,550
Expenses
Production taxes, transportation and processing	71,697	73,964	189,174	219,441
Lease operating	66,395	42,360	171,845	116,172
Plant and other midstream services operating	30,808	24,790	92,510	66,265
Purchased natural gas	37,641	69,442	93,192	142,903
Depletion, depreciation and amortization	192,794	118,870	496,633	334,747
Accretion of asset retirement obligations	1,218	679	2,709	1,739
General and administrative	31,731	27,549	80,879	81,713
Total expenses	432,284	357,654	1,126,942	962,980
Operating income	340,010	483,274	843,711	1,387,570
Other income (expense)
Net loss on impairment	—	(1,113)	(202)	(1,311)
Interest expense	(35,408)	(15,996)	(85,813)	(50,740)
Other (expense) income	(11,614)	1,804	5,289	(2,682)
Total other expense	(47,022)	(15,305)	(80,726)	(54,733)
Income before income taxes	292,988	467,969	762,985	1,332,837
Income tax provision (benefit)
Current	8,958	270	8,958	51,940
Deferred	5,631	113,671	119,609	266,489
Total income tax provision	14,589	113,941	128,567	318,429
Net income	278,399	354,028	634,418	1,014,408
Net income attributable to non-controlling interest in subsidiaries	(14,660)	(16,456)	(42,883)	(53,994)
Net income attributable to Matador Resources Company shareholders	$263,739	$337,572	$591,535	$960,414
Earnings per common share
Basic	$2.21	$2.86	$4.97	$8.13
Diluted	$2.20	$2.82	$4.93	$8.01
Weighted average common shares outstanding
Basic	119,147	118,136	119,121	118,063
Diluted	120,081	119,850	120,045	119,867

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2023	2022	2023	2022
Operating activities
Net income	$278,399	$354,028	$634,418	$1,014,408
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(7,482)	(43,097)	8,244	1,502
Depletion, depreciation and amortization	192,794	118,870	496,633	334,747
Accretion of asset retirement obligations	1,218	679	2,709	1,739
Stock-based compensation expense	4,556	3,810	10,777	10,887
Deferred income tax provision	5,631	113,671	119,609	266,489
Amortization of debt issuance cost and other debt-related costs	2,101	(1,888)	4,996	(682)
Other non-cash changes	15,696	1,113	14	1,311
Changes in operating assets and liabilities
Accounts receivable	(52,983)	40,922	3,424	(170,101)
Lease and well equipment inventory	(2,986)	(903)	(10,223)	(1,732)
Prepaid expenses and other current assets	(17,693)	(7,169)	(41,817)	(21,886)
Other long-term assets	(803)	30	1,269	257
Accounts payable, accrued liabilities and other current liabilities	46,923	20,586	18,691	51,078
Royalties payable	12,570	(16,525)	22,655	40,014
Advances from joint interest owners	(25,962)	8,062	(30,941)	8,919
Income taxes payable	10,550	(34,731)	8,873	3,439
Other long-term liabilities	(1,559)	(498)	150	(8,173)
Net cash provided by operating activities	460,970	556,960	1,249,481	1,532,216
Investing activities
Drilling, completion and equipping capital expenditures	(315,957)	(155,560)	(855,468)	(545,453)
Acquisition of Advance	—	—	(1,608,427)	—
Acquisition of oil and natural gas properties	(64,689)	(61,141)	(120,586)	(134,255)
Midstream capital expenditures	(42,738)	(23,103)	(75,609)	(51,413)
Acquisition of midstream assets	—	—	—	(75,816)
Expenditures for other property and equipment	(486)	(407)	(2,964)	(690)
Proceeds from sale of assets	279	95	730	46,507
Net cash used in investing activities	(423,591)	(240,116)	(2,662,324)	(761,120)
Financing activities
Purchase of senior unsecured notes	—	(141,556)	—	(283,960)
Repayments of borrowings under Credit Agreement	(432,000)	—	(2,622,000)	(300,000)
Borrowings under Credit Agreement	402,000	—	3,152,000	200,000
Repayments of borrowings under San Mateo Credit Facility	(32,000)	(50,000)	(140,000)	(120,000)
Borrowings under San Mateo Credit Facility	47,000	70,000	150,000	175,000
Cost to amend credit facilities	—	—	(8,645)	(506)
Proceeds from issuance of senior unsecured notes	—	—	494,800	—
Cost to issue senior unsecured notes	(248)	—	(8,503)	—
Dividends paid	(17,780)	(11,750)	(53,465)	(23,494)
Contributions related to formation of San Mateo	9,000	—	23,700	22,750
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	—	24,500	—
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(16,660)	(22,540)	(61,103)	(67,375)
Taxes paid related to net share settlement of stock-based compensation	(43)	(1,412)	(22,833)	(18,264)
Other	(312)	(149)	(764)	(447)
Net cash provided by (used in) financing activities	(41,043)	(157,407)	927,687	(416,296)
Change in cash and restricted cash	(3,664)	159,437	(485,156)	354,800
Cash and restricted cash at beginning of period	65,838	282,283	547,330	86,920
Cash and restricted cash at end of period	$62,174	$441,720	$62,174	$441,720

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2023	2023	2022
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$263,739	$164,666	$337,572
Net income attributable to non-controlling interest in subsidiaries	14,660	12,429	16,456
Net income	278,399	177,095	354,028
Interest expense	35,408	34,229	15,996
Total income tax provision	14,589	57,306	113,941
Depletion, depreciation and amortization	192,794	177,514	118,870
Accretion of asset retirement obligations	1,218	792	679
Unrealized (gain) loss on derivatives	(7,482)	8,659	(43,097)
Non-cash stock-based compensation expense	4,556	3,931	3,810
Net loss on impairment	—	202	1,113
Expense (income) related to contingent consideration and other	11,895	(15,577)	(2,288)
Consolidated Adjusted EBITDA	531,377	444,151	563,052
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(23,102)	(20,900)	(23,322)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$508,275	$423,251	$539,730

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2023	2023	2022
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$460,970	$449,011	$556,960
Net change in operating assets and liabilities	31,943	(32,410)	(9,774)
Interest expense, net of non-cash portion	33,307	32,172	15,013
Current income tax provision (benefit)	8,958	(4,929)	270
Other non-recurring (income) expense	(3,801)	307	583
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(23,102)	(20,900)	(23,322)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$508,275	$423,251	$539,730

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2023	2023	2022
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$29,917	$25,365	$33,584
Depletion, depreciation and amortization	8,821	8,675	8,258
Interest expense	8,325	8,533	4,570
Accretion of asset retirement obligations	84	80	70
Net loss on impairment	—	—	1,113
Adjusted EBITDA	$47,147	$42,653	$47,595

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2023	2023	2022
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$36,483	$17,326	$38,333
Net change in operating assets and liabilities	2,588	17,043	4,948
Interest expense, net of non-cash portion	8,076	8,284	4,314
Adjusted EBITDA	$47,147	$42,653	$47,595

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	September 30,	June 30,	September 30,
	2023	2023	2022
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$263,739	$164,666	$337,572
Total income tax provision	14,589	57,306	113,941
Income attributable to Matador Resources Company shareholders before taxes	278,328	221,972	451,513
Less non-recurring and unrealized charges to income before taxes:
Unrealized (gain) loss on derivatives	(7,482)	8,659	(43,097)
Net loss on impairment	—	202	1,113
Expense (income) related to contingent consideration and other	11,895	(15,577)	(2,288)
Adjusted income attributable to Matador Resources Company shareholders before taxes	282,741	215,256	407,241
Income tax expense(1)	59,376	45,204	85,521
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$223,365	$170,052	$321,720

Weighted average shares outstanding - basic	119,147	119,183	118,136
Dilutive effect of options and restricted stock units	934	659	1,714
Weighted average common shares outstanding - diluted	120,081	119,842	119,850
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.87	$1.43	$2.72
Diluted	$1.86	$1.42	$2.68

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with

GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2023	2023	2022
Net cash provided by operating activities	$460,970	$449,011	$556,960
Net change in operating assets and liabilities	31,943	(32,410)	(9,774)
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(19,145)	(16,841)	(21,208)
Performance incentives received from Five Point	9,000	—	—
Total discretionary cash flow	482,768	399,760	525,978

Drilling, completion and equipping capital expenditures	315,957	315,367	155,560
Midstream capital expenditures	42,738	18,730	23,103
Expenditures for other property and equipment	486	709	407
Net change in capital accruals	(7,104)	(5,985)	90,994
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(13,908)	(6,752)	(13,188)
Total accrual-based capital expenditures(3)	338,169	322,069	256,876
Adjusted free cash flow	$144,599	$77,691	$269,102

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2023	2023	2022
Net cash provided by San Mateo operating activities	$36,483	$17,326	$38,333
Net change in San Mateo operating assets and liabilities	2,588	17,043	4,948
Total San Mateo discretionary cash flow	39,071	34,369	43,281

San Mateo capital expenditures	22,812	12,006	23,059
Net change in San Mateo capital accruals	5,571	1,774	3,855
San Mateo accrual-based capital expenditures	28,383	13,780	26,914
San Mateo adjusted free cash flow	$10,688	$20,589	$16,367